Exhibit 99.1
4Q 2018 EARNINGS
For Immediate Release

            Contact: Angela Davied
Vice President,
Corporate Communications
913-754-7054
adavied@egov.com

NIC Earns 15 Cents Per Share in Fourth Quarter 2018 on Total Revenues of $78.6 Million; Full Year 2018 Results Exceed High End of Annual Guidance; Company Declares Regular Quarterly Dividend of 8 Cents Per Share

2019 guidance reflects strong same state transactional revenue growth and continued investment in platform solutions to drive long-term growth in key government verticals

OLATHE, Kan. – January 30, 2019 – NIC Inc. (Nasdaq: EGOV), the leading provider of digital government services, today announced net income of $9.8 million and earnings per share of 15 cents on total revenues of $78.6 million for the three months ended December 31, 2018. In the fourth quarter of 2017, the Company reported net income of $10.8 million and earnings per share of 16 cents on total revenues of $83.5 million.

Fourth Quarter 2018 Performance
Fourth quarter 2018 portal revenues were $72.4 million, an 8 percent decline from the fourth quarter of 2017, reflecting lower revenues from the new Texas payment processing contract, which commenced on September 1, 2018, compared to the legacy portal contract, which expired August 31, 2018. Portal revenues in the current quarter included $6.1 million from the new Texas payment processing contract, compared to $15.4 million of revenues from the legacy portal contract in the prior year quarter. Portal revenues for the current quarter also included $0.6 million from the Company’s contract in Illinois, down from $2.4 million in prior year quarter following delivery of the first phase of the enterprise licensing and permitting platform. All revenues from Texas and Illinois have been removed from the same-state category for comparability purposes.

On a same state basis, portal revenues increased 8 percent over the prior year quarter. Same state revenues from Interactive Government Services (IGS) increased 11 percent over the prior year quarter, driven by a variety of transaction-based services including driver license renewals, payment processing, and motor vehicle registration renewals, among others. Same state transaction-based revenues from Driver History Record (DHR) services rose 2 percent over the fourth quarter of 2017 due to a price increase in one state, as well as higher volumes across several states. Same state software development and services revenues increased 21 percent over the prior year quarter, driven mainly by a stronger quarter of time and materials projects in certain states.

Software & services revenues were $6.3 million, up 23 percent from the fourth quarter of 2017, driven mainly by an increase in transactional revenues from the federal Pre-employment Screening Program, and to a lesser extent, from the new federal Recreation.gov service, which launched on October 1, 2018, and from other payment processing services.

NIC’s operating income decreased 28 percent in the fourth quarter of 2018, and the Company’s operating income margin also decreased to 16 percent, down from 21 percent in the prior year quarter. These declines reflect a full quarter of the new Texas payment processing contract, and lower revenues and earnings from the Illinois contract. Current quarter results also reflect an increase in selling & administrative expenses driven by higher compensation-related costs for business development and company-wide information technology operations, and an increase in intangible asset amortization, driven in part by the previously announced purchase of prescription drug monitoring software assets in July 2018, branded by NIC as RxGovTM, and by amortization of capitalized software development costs related to ongoing investments in enterprise platform solutions.

The Company’s tax rate in the current quarter was 24 percent, down from 38 percent in the prior year quarter. The lower rate was primarily attributable to favorable benefits related to the Tax Cuts and Jobs Act, which was signed into law in December 2017.

On January 28, 2019, the Company’s Board of Directors declared a regular quarterly cash dividend of 8 cents per share, payable to stockholders of record as of March 5, 2019. The dividend, which is expected to total approximately $5.4 million based on the current number of shares outstanding, will be paid on March 19, 2019, out of the Company’s available cash.

Operational Highlights
The Company has recently signed a contract with the Pennsylvania Game Commission and Fish and Boat Commission to provide a comprehensive outdoor recreation licensing and permitting system. The 10-year agreement provides for a new platform that will bring modern technology to the Commonwealth’s outdoor recreation-related services such as hunting and fishing licenses, shooting range permits, boat renewals, and youth fishing permits, among other services.

In addition, the Company also signed a contract to provide its RxGov prescription drug monitoring platform to the State of Maryland to help combat the prescription opioid epidemic. Following a competitive, public procurement process, NIC was awarded a five-year contract, extending into 2024, by the regional health information exchange, the Chesapeake Regional Information System for our Patients (CRISP). CRISP partners with the Maryland Department of Health to administer the Maryland Prescription Drug Monitoring Program.

Recently, the state of Nebraska signed a new five-year contract with the Company. The contract includes a two-year renewal, which would take the agreement into 2026. Also, the state of Colorado signed a three-year contract extension with the Company, taking the agreement into 2022.

“NIC’s core business is rock solid and we are leveraging the momentum of our vertical strategy,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “Our enterprise contracts continue to generate strong same state revenue growth, our long-standing government partners continue to extend their contracts with us, and we were awarded two new contracts to deliver our comprehensive and innovative product solutions to key NIC government verticals we expect to drive long-term revenue growth.”

Full-Year 2018 Performance
Fiscal year 2018 total revenues increased 2 percent to $344.9 million, and portal revenues grew 3 percent to $320.6 million, exceeding the high end of the Company’s revenue guidance. On a same state basis, portal revenues were 9 percent higher than in 2017, with same state IGS transactional revenues up 11 percent for the year, and same state DHR revenues growing 3 percent. Same state time & materials revenues relating to portal software development increased 27 percent for the year.

Full year 2018 portal revenues included $49.0 million from the legacy Texas portal contract and $8.1 million from the new payment processing contract. Revenues from the legacy portal contract totaled $65.7 million in 2017. 2018 portal revenues also included $1.3 million from the Company’s contract with the state of Illinois, compared to $2.4 million in 2017.

Software & services revenues for fiscal year 2018 were $24.3 million, down 3 percent from 2017. Results in the prior year reflect a one-time spike in revenues of approximately $2.8 million from the sale of Lifetime Senior Passes through the YourPassNow digital park pass service, managed by NIC on behalf of the National Park Service. Demand for Lifetime Senior Passes increased significantly in the months leading up to a legislative price increase that became effective August 28, 2017.

Fiscal year 2018 operating income decreased 4 percent to $75.1 million. NIC’s operating income margin was 22 percent for the year, down from 23 percent in the prior year.
The Company’s effective tax rate for 2018 was 23 percent, down from 34 percent in 2017. The lower rate was primarily attributable to favorable benefits related to the Tax Cuts and Jobs Act.

NIC earned 87 cents per share in 2018, up from 77 cents in 2017, exceeding the high end of the Company’s earnings guidance.

Full-Year 2019 Outlook
For fiscal year 2019, NIC currently expects total revenues of $333.5-$342.5 million, with portal revenues ranging from $306.0-$314.0 million and software & services revenues ranging from $27.5-$28.5 million. The Company currently expects same state portal revenue growth to range from 8-10 percent in 2019, with revenues from the Texas payment processing contract to approximate $24 million and revenues from Illinois to approximate $1.3 million. The Texas and Illinois contracts have been excluded from the same state category.

The Company currently anticipates earnings per share to range from 70-74 cents.

The Company’s guidance reflects approximately $2.0 million in incremental development and implementation costs for its new contract in Pennsylvania to provide a comprehensive outdoor recreation licensing and permitting system. Guidance also reflects approximately $1.0 million in operating losses (excluding intangible asset amortization) relating to the Company’s new RxGov prescription drug monitoring solution.

Capital expenditures are currently expected to range from $4.0-$5.0 million and capitalized internal use software development costs to range from $7.0-$8.0 million. Amortization expense is expected to increase by $3.0-$3.5 million in 2019 due mainly to amortization of the RxGov prescription drug monitoring solution and related 2018 technology acquisition, and to amortization of capitalized software development costs related to ongoing investments in enterprise platform solutions.

The Company currently expects its effective tax rate, before any discrete items, to be approximately 24 percent in 2019.

The Company’s projections do not include revenues or costs from any unannounced contracts.

“The high end of our revenue guidance reflects the strongest same state portal revenue growth in the past five years, driven by higher transaction-based revenues from the expected deployment of dozens of new services across several states, including state-wide payment processing in New Jersey and the mid-year launch of the auto titling and registration system in Wisconsin,” said Steve Kovzan, NIC’s Chief Financial Officer. “Our guidance also reflects continued investments in our vertical solutions like outdoor recreation and RxGov, where we are winning new business to drive long-term growth in key government verticals.”

Fourth Quarter Earnings Call and Webcast Details
On January 30, 2019, the Company will host a call to discuss its 2018 fourth quarter and full-year financial and operational results and to answer questions from the investment community. The call may also include a discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information
Wednesday, Jan. 30, 2019
4:30 p.m. (EST)
Conference ID: 6973620
Call bridge: 800-347-6311 (U.S. callers) or 323-994-2131(international callers)
Call leaders: Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer

Webcast Information
To sign in and listen: The Webcast system is available at http://www.egov.com/investor-relations

A replay of NIC’s fourth quarter earnings call will be available by visiting http://www.egov.com/investor-relations

About NIC
NIC Inc. (Nasdaq: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information
Any statements made in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the 2019 fiscal year, estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to potential new contracts or renewals, statements relating to the Company’s expected effective tax rate, statements relating to possible future dividends and share repurchases, and other possible future events, including potential acquisitions, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These risks include regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts – in whole or in part, and to sign contracts with new federal, state, and local government agencies, the Company’s ability to identify and acquire suitable acquisition candidates and to successfully integrate any acquired businesses, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors”

and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements included in this release speak only as of the date of this release. Except as may be required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
CONSOLIDATED STATEMENTS OF INCOME AND FINANCIAL SUMMARY
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

Revenues:	2018	2017	2018	2017
Portal revenues	$72,354	$78,345	$320,584	$311,351
Software & services revenues	6,295	5,127	24,316	25,157
Total revenues	78,649	83,472	344,900	336,508
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	46,412	48,154	194,989	191,572
Cost of software & services revenues, exclusive of depreciation & amortization	2,354	2,179	9,043	8,890
Selling & administrative	14,848	13,898	56,691	50,780
Depreciation & amortization	2,466	1,818	9,117	6,929
Total operating expenses	66,080	66,049	269,840	258,171
Operating income	12,569	17,423	75,060	78,337
Other income:
Interest income	406	—	616	—
Income before income taxes	12,975	17,423	75,676	78,337
Income tax provision	3,127	6,583	17,407	26,723
Net income	$9,848	$10,840	$58,269	$51,614

Basic net income per share	$0.15	$0.16	$0.87	$0.77
Diluted net income per share	$0.15	$0.16	$0.87	$0.77

Weighted average shares outstanding:
Basic	66,569	66,270	66,499	66,209
Diluted	66,641	66,334	66,560	66,266

Key Financial Metrics:
Revenue growth - portals	(8)%	7%	3%	5%
Same state revenue growth - portals	8%	6%	9%	6%
Recurring portal revenue as a % of total portal revenues	95%	97%	96%	97%
Gross profit % - portals	36%	39%	39%	38%
Revenue growth - software & services	23%	1%	(3)%	20%
Gross profit % - software & services	63%	57%	63%	65%
Selling & administrative expenses as a % of total revenues	19%	17%	16%	15%
Operating income as a % of total revenue	16%	21%	22%	23%

Portal Revenue Analysis:
IGS	$46,784	$47,964	$203,247	$192,200
DHR	20,801	24,111	100,241	103,899
Software development and services	3,531	5,022	12,146	10,180
Portal management	1,238	1,248	4,950	5,072
Total portal revenues	$72,354	$78,345	$320,584	$311,351

NIC INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amount)
(Unaudited)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash	$191,700	$160,777
Trade accounts receivable, net	80,904	103,938
Prepaid expenses & other current assets	13,730	12,843
Total current assets	286,334	277,558
Property and equipment, net	10,256	10,306
Intangible assets, net	13,604	5,214
Deferred income taxes, net	—	667
Other assets	332	1,986
Total assets	$310,526	$295,731

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$60,092	$88,920
Accrued expenses	24,150	26,501
Other current liabilities	4,883	3,673
Total current liabilities	89,125	119,094

Deferred income taxes, net	781	—
Other long-term liabilities	8,931	8,395
Total liabilities	98,837	127,489

Commitments and contingencies	—	—

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 66,569 and 66,271 shares issued and outstanding	7	7
Additional paid-in capital	117,763	111,275
Retained earnings	93,919	56,960
Total stockholders' equity	211,689	168,242
Total liabilities and stockholders' equity	$310,526	$295,731

NIC INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
Balance, January 1, 2018	66,271	$7	$111,275	$56,960	$168,242
Net cumulative effect of adoption of accounting standard	—	—	—	208	208
Net income	—	—	—	58,269	58,269
Dividends declared	—	—	—	(21,521)	(21,521)
Dividend equivalents on unvested performance-based restricted stock awards	—	—	137	(137)	—
Dividend equivalents canceled upon forfeiture of performance-based restricted stock awards	—	—	(140)	140	—
Restricted stock vestings	263	—	—	—	—
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(87)	—	(1,229)	—	(1,229)
Stock-based compensation	—	—	6,338	—	6,338
Issuance of common stock under employee stock purchase plan	122	—	1,382	—	1,382
Balance, December 31, 2018	66,569	$7	$117,763	$93,919	$211,689

NIC INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$58,269	$51,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	9,117	6,929
Stock-based compensation expense	6,338	5,464
Deferred income taxes	1,448	1,640
Provision for losses on accounts receivable	852	552
Loss on disposal of property and equipment	88	49
Changes in operating assets and liabilities:
Trade accounts receivable, net	22,182	(21,769)
Prepaid expenses & other current assets	(887)	2,191
Other assets	1,810	(1,509)
Accounts payable	(28,828)	15,669
Accrued expenses	(2,351)	2,251
Other current liabilities	1,262	522
Other long-term liabilities	536	1,233
Net cash provided by operating activities	69,836	64,836

Cash flows from investing activities:
Purchases of property and equipment	(5,410)	(4,771)
Asset acquisition	(3,555)	—
Proceeds from sale of property and equipment	—	7
Capitalized software development costs	(8,580)	(3,565)
Net cash used in investing activities	(17,545)	(8,329)

Cash flows from financing activities:
Cash dividends on common stock	(21,521)	(21,393)
Proceeds from employee common stock purchases	1,382	1,330
Tax withholdings related to stock-based compensation awards	(1,229)	(2,676)
Net cash used in financing activities	(21,368)	(22,739)

Net increase in cash	30,923	33,768
Cash, beginning of period	160,777	127,009
Cash, end of period	$191,700	$160,777

Supplemental cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$—	$855
Cash payments:
Income taxes paid, net of refunds	$13,707	$21,303